Endeavour Energy Norge AS
c/o Arntzen de Besche Advokatfirma As
Post Office Box 2734 Solli
NO-0204 Oslo
Norway

Ltr ref L6028-IP

1 November 2004

To the Minority Stockholders of OER oil AS

Re: Conditional Offer To Buy Shares of Stock

Endeavour Energy Norge AS (the “Buyer”) has recently entered into an agreement with Lundin Petroleum B.V. (“Lundin”) for the purchase of all of Lundin’s shares in OER oil AS (“OER), representing approximately 76.66% of the outstanding shares in OER. Buyer hereby offers to purchase all the remaining shares in OER from the parties (the “Sellers”) owning such shares, being 1,299,772 shares (assuming exercise of the options over 55,000 shares by the individuals holding such options) (each a “Share” and together the “Shares”).

1. Consideration

Subject to Section 5 below, the consideration payable for each Share will be:

a) NOK 6.98; and

b) 1.68 shares of common stock of Endeavour International Corporation, a corporation organized under the laws of the State of Nevada, United States of America (“Endeavour”).

Sales and transfers of the shares of Endeavour common stock paid as the share component of the consideration (“Endeavour Stock”) to the Sellers will be restricted in the manner described in Sections 6 and 7 below. Endeavour is the ultimate parent company of the Buyer and its shares of common stock are currently listed in the United States on the American Stock Exchange. Endeavour is subject to the information requirements of the United States Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the United States Securities and Exchange Commission. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Endeavour also maintains an internet site at http://www.endeavourcorp.com.

2. Conditions.
The closing of this offer is contingent upon the following conditions:

a) The Buyer shall have simultaneously or previously completed its purchase of all the interests of Lundin in OER.

b) Each and all of the individuals and entities holding the Shares shall have accepted this offer.

c) The individuals holding the options over 55,000 shares in OER shall have exercised such options.

d) The purchase of the Shares shall have been appropriately approved by all Norwegian governmental entities whose approval is required in the reasonable opinion of Buyer.

The transactions contemplated by this offer must be consummated no later than December 31, 2004, provided that Buyer at its option may extend this date to a date no later than

March 31, 2005 (“Expiration Date”), and if such transactions are not consummated by the Expiration Date, the unaccepted offers by the Buyer hereunder shall lapse and any other offers and related acceptance thereof by any Seller hereunder shall be null and void and of no further force or effect. The Buyer reserves the right to waive any of the conditions.

3. General Representations and Warranties

Each Seller represents and warrants to Buyer that such Seller holds and owns beneficially at the date hereof, and will hold and transfer to Buyer at closing, the number of shares in OER shown in the Acceptance Form signed by him or it free and clear of any restrictions on transfer, encumbrances, liens, pledges, charges, security interests, options, warrants, purchase rights, rights of first refusal, contracts, commitments, claims and demands.

Each Seller who is currently an employee of OER warrants that, to the best of such Seller’s knowledge, there is no fact, information or data relating to the business or assets of OER that is material to the value of the Shares which has not been disclosed to Buyer in the course of its evaluation of OER. Should any such fact, information or data come to the knowledge of any such Seller prior to the closing of the sale of the Shares contemplated in this offer (including any fact arising after the date of this offer), such Seller agrees that he will immediately give notice of such fact, information or data in writing to Buyer. If in the opinion of Buyer such fact, data or information constitutes a material adverse change to the value of OER, it shall have the right, upon giving notice to the Sellers within seven (7) days of receipt of such information, to withdraw this offer and terminate any agreement constituted by its acceptance. In this event neither Buyer nor the Sellers will have any obligation to the other arising out of the agreement.

4. Acceptance.

Acceptance of the present offer by all the Sellers must be received by Buyer no later than 16.00 hrs (Norwegian time) on November 5, 2004 by filling in, executing and returning the enclosed Acceptance Form. Any such acceptance hereunder shall be irrevocable unless the transactions contemplated hereunder are not consummated by the Expiration Date, in which event, such offer and acceptance shall be null and void and of no further force and effect.

5. Adjustment to Consideration

The consideration for the Shares has been calculated on the basis of the provisional tax figures set out in Appendix Number 1 hereto which shows OER’s claimed loss carried forward for general tax purposes of NOK 70,230,523 and special tax purposes of NOK 73,065,139 as at December 31, 2003, as well as remaining tax depreciation basis of NOK 27,861,424, unused uplift of NOK 1,851,192 and future unused uplift of NOK 8,358,427 as at the same date (together referred to as the “Tax Balances”) of OER.

In the event that, prior to the issuance of the Endeavour shares, the Tax Balances are reduced by the Oil Taxation Board in an assessment of OER, the number of shares to be issued to the Sellers (valuing each Endeavour share at NOK 21) will be reduced by an amount equivalent to 24.12% of the reduction in the Tax Balances multiplied by the relevant tax rate applicable as of December 31, 2003.

Each of the Sellers may, at his or its option and with the approval of Buyer, elect to take additional shares of common stock of Endeavour in lieu of cash. In such case, Endeavour shares will be substituted for cash based on the closing price of shares of Endeavour Stock on the American Stock Exchange as of the date of the closing.

6. Endeavour Stock Investment Representations and Covenants

Each Seller, severally as to himself, herself or itself only, represents and warrants to Buyer and agrees that:

a) Seller will acquire the shares of Endeavour Stock pursuant hereto for the Seller’s own account and not as a nominee for or for the account or benefit of a U.S. person or citizen of the United States (as such terms are defined in Regulation S (“Regulation S”) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”)) for investment and not with a view to, or for resale in connection with, the distribution thereof. Seller has no present intention of selling or otherwise distributing any portion of such shares of Endeavour Stock (or any interest therein). Seller has not been formed to acquire the shares of Endeavour Stock issuable to Seller pursuant hereto.

b) Seller has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in Endeavour Stock and protecting Seller’s own interests in connection with such investment.

c) Seller acknowledges that an investment in Endeavour Stock involves a high degree of risk, and represents that he, she or it (i) has the financial ability to bear the economic risk of an investment in shares of Endeavour Stock, (ii) is aware that he, she or it may be required to bear the economic risk of such investment in Endeavour Stock for an indefinite period of time, and (iii) has no need for liquidity with respect to his, her or its investment in Endeavour Stock.

d) Seller understands that Endeavour Stock to be acquired by him, her or it pursuant hereto has not been registered under the Securities Act in reliance on an exemption contained in Regulation S and/or under another available exemption from the registration provisions of the Securities Act, and that Endeavour is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of Seller set forth herein in order to determine the applicability of such exemptions and Seller’s suitability to acquire Endeavour Stock.

e) Seller is not, and at the time of the acquisition of the Endeavour Stock will not be, a “U.S. person” as defined in Regulation S. Seller is not, and at the time of the acquisition of Endeavour Stock will not be, acquiring Endeavour Stock for the account or benefit of a “U.S. person” as defined in Regulation S. Upon consummation of the transactions contemplated hereby, Seller will be the sole beneficial owner of Endeavour Stock issued to it pursuant hereto, and Seller has not pre-arranged any sale with any purchaser or purchasers in the United States. For purposes hereof, a “U.S. person” includes, without limitation, any natural person resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States (other than certain branches of non-U.S. banks or insurance companies), any estate of which any executor or administrator is a U.S. person or any trust of which any trustee is a U.S. person (with certain exceptions) and any agency or branch of a foreign entity located in the United States, but does not include a natural person not resident in the United States. The “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

f) Seller is outside the United States as of the date of the execution and delivery the Acceptance Form and will be outside the United States at the time Seller acquires the shares of Endeavour Stock as contemplated hereby; provided, that delivery of Endeavour Stock may be effected in the United States through Seller’s agent as long as Seller is outside the United States at the time of such delivery.

g) Seller acknowledges that the shares of Endeavour Stock may not be offered, sold, or otherwise transferred in the United States or to a U.S. person (as such terms are defined in Regulation S) or citizen of the United States prior to a date (the “Firm Date”) which is one year following the payment for and delivery of the shares of Endeavour Stock to Seller. Seller acknowledges that Endeavour will refuse to register and transfer any of the shares of Endeavour Stock in the United States or to a U.S. person or citizen of the United States unless Regulation S and all applicable securities laws of the states of the United States have been complied with in connection with such transfer, or pursuant to registration under the Securities Act or pursuant to an exemption from registration. In connection with the foregoing, Endeavour may require the legal opinion of independent United States counsel of Seller, which opinion shall confirm the legality of any transaction contemplated by this section and compliance with Regulation S, the Securities Act and all applicable securities laws of the states of the United States, if Seller or any transferee of Seller attempts to sell or transfer any of the shares of Endeavour Stock in the United States or to a U.S. person or a citizen of the United States.

h) Seller will not, directly or indirectly, or through one or more intermediaries, maintain any short position in Endeavour Stock during the Distribution Compliance Period (as defined in Regulation S).

i) Seller will not engage in hedging transactions with regard to Endeavour Stock unless in compliance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

j) Seller has not engaged in any “directed selling efforts” as defined in Regulation S or any act intended to or which reasonably might have the effect of preconditioning the U.S. market for the resale of Endeavour Stock and Seller is not a

“distributor” as defined in Regulation S. However, if Seller should be deemed to be a distributor prior to reselling Endeavour Stock to a non-U.S. person during the Distribution Compliance Period, Seller will send a notice to each new purchaser of Endeavour Stock that he, she or it is subject to the restrictions of Regulation S during the 1-year Distribution Compliance Period.

k) Seller acknowledges that he, she or it has received and reviewed and understands the terms hereof and any schedules, exhibits or attachments hereto, and has received or has had access to all the publicly available information relating to Endeavour that he, she or it has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Endeavour Stock. Seller has been given the opportunity to make a thorough investigation of the activities of Endeavour and has been furnished with publicly available materials relating to Endeavour and its activities. Seller has been afforded the opportunity to obtain any additional publicly available information deemed necessary by Seller to verify the accuracy of any representations made or information conveyed by Endeavour to Seller. Seller has had an opportunity to ask questions of and receive answers from Endeavour, or from a person or persons acting on Endeavour’s behalf, concerning the terms and conditions of this investment. Seller has relied upon, and is making his, her or its investment decision upon, the information made available to Seller and other information publicly available about Endeavour.

7. Restrictions on Endeavour Stock

a) Each Seller understands and acknowledges that the issuance of the shares of Endeavour Stock pursuant to this offer will not be registered under the Securities Act, and that the shares of Endeavour Stock will be issued to him, her or it in a transaction that is intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation S and exempt from qualification under applicable state securities laws. Each Seller acknowledges that the shares of Endeavour Stock so issued to such Seller will be “restricted securities” under United States federal securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller represents and acknowledges that such Seller is familiar with U.S. Securities and Exchange Commission Rule 144 and Rule 145 as presently in effect and understands the resale limitations imposed thereby and by the Securities Act.

b) Each Seller understands and agrees that such shares of Endeavour Stock cannot be offered, resold or otherwise transferred except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration, in which case such Seller shall furnish Endeavour with (1) a statement of the circumstances surrounding the proposed sale or transfer and (2) an opinion of counsel, in form and substance reasonably satisfactory to Endeavour, that such sale or transfer will not require registration under the Securities Act. Each Seller hereby covenants and agrees that he, she or it will not offer, sell or otherwise transfer such shares of Endeavour Stock except in compliance with this Section 7 b) and with applicable United States federal and state securities laws.

c) The certificates representing the shares of Endeavour Stock issued pursuant to this offer shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S

PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

In order to prevent any transfer from taking place in violation of this offer or applicable law, Endeavour may cause a stop transfer order to be placed with its transfer agent with respect to the shares of Endeavour Stock. Endeavour will not be required to transfer on its books any shares of Endeavour Stock that have been sold or transferred in violation of any provision of this offer or applicable law.

8. Closing

The closing of the transactions contemplated hereby shall take place on a date designated by the Buyer subsequent to the conditions having been satisfied, but in no event later than March 31, 2005. At the closing the Shares will be transferred to the Buyer free of any charge or encumbrance. The cash component of the consideration to be paid to each Seller shall be paid to the account of each Seller as indicated on the Acceptance Form within two (2) business days of the closing. The shares of Endeavour to be issued to each Seller as the share component will be duly issued to such Seller within fifteen (15) business days of such closing in the manner indicated on the Acceptance Form.

9. Professional Advice

With respect to the tax and other economic considerations involved in acquiring the shares of Endeavour Stock, Seller is not relying on Endeavour or OER, and Seller has carefully considered and has, to the extent Seller believes such discussion necessary, discussed with Seller’s professional legal, tax, accounting and financial advisors the implications of acquiring the shares of Endeavour Stock for Seller’s particular tax and financial situation.

10. Successors and Assigns

The terms hereof shall be enforceable by and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. As used herein, the terms “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives. After acceptance of this offer by a Seller and prior to the Expiration Date, such Seller shall not transfer any Shares included on the related Acceptance Form unless the transferee of such Shares expressly assumes such Seller’s obligations under this letter and the Acceptance Form.

11. Severability

If any provision of hereof is held to be unenforceable for any reason, such provision and all other related provisions shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the extent possible. In any event, all other unrelated provisions hereof shall be deemed valid and enforceable to the full extent.

12. Bring Down; Survivability

The representations and warranties of Seller contained herein are true and correct as of the date of the closing of this offering as though made again on such date. Representations, warranties, covenants and agreements of the Buyer and each Seller contained herein shall survive the closing.

13. Governing Law.

This Agreement shall be construed in accordance with and be governed by the laws of Norway, with Oslo District Court as legal venue.

Sincerely yours,

Endeavour Energy Norge AS

By

Appendices:
Appendix 1 – Tax Balances
Appendix 2 – Acceptance Form

Appendix No. 1

Translation from Norwegian electronic document
OER oil AS, Org. No. 934 651 758				Corrected
				2 August 2004
Loss and uplift to be carried forward
		28% basis		50% basis
Loss to be carried forward 1 January 2002		—		—
+ Loss taken over from OER Energy AS		135,492,255		138,108,225
+ Accumulated interest		6,125,828		6,259,243
- profit prior to 2002	—	15,377,977	—	15,377,977
Total loss carried forward 1 January 2002		126,240,106		128,989,491
+ Loss from OER Energy AS for 2003		28,830,000		28,830,000
Total Loss before application 2003		155,070,106		157,819,491
Calculation of loss to be carried forward 28%
Total loss before application 2003		155,070,106
- Loss employed, 28% income	—	86,951,267
= Loss to be carried forward 28%		68,118,839
+ Interests 3.1%		2,111,684
= Loss to be carried forward 28% incl. Interest		70,230,523
Calculation of loss to be carried forward 50%
Total loss before application 2003		157,819,491
- Loss employed, 50% income	—	86,951,267
= Loss to be carried forward 50%		70,868,224,
+ Interests 3.1%		2,196,915
= Loss to be carried forward 50% incl. Interest		73,065,139
Calculation of uplift to be carried forward 50%
Uplift carried forward 1 January 2003		—
- Earnings for the year	—	1,795,531
= Uplift to be carried forward 31 December 2003 prior to interest	—	1,795,531
+ Interest 3.1%	—	55,661
= Loss to be carried forward 50% incl interest	—	1,851,192

Translation from Norwegian electronic document

OER oil AS
Org. no 934 651 758
Field depreciation	Total
	2002	2003	2004	2005	2006	2007	2008	2009	2010	Total
Investments	12,384,515	23,526,097	—	—	—	—	—	—	—	35,910,612
- disposal	—	—	—	—	—	—	—	—	—
Basis	12,384,515	23,526,097	—	—	—	—	—	—	—	35,910,612
Max per year	2,064,086	3,921,016	—	—	—	—	—	—	—	5,985,102
Depreciation
2002	2,064,086	—	—	—	—	—	—	—	—	2,064,086
2003	2,064,086	3,921,016	—	—	—	—	—	—	—	5,985,102
2004	—	—	—	—	—	—	—	—	—
2005	—	—	—	—	—	—	—	—	—
2006	—	—	—	—	—	—	—	—	—
2007	—	—
Total depreciation	4,128,172	3,921,016	—	—	—	—	—	—	—	8,049,188
Residual value	8,256,343	19,605,081	—	—	—	—	—	—	—	27,861,424

Translation from Norwegian electronic document

OER oil AS	Year 2003
Uplift
		30%	Earnings
Year	Basis	Uplift	for the Year	Future
2002	12,384,515	3,715,355	619,226	2,476,903
2003	23,526,097	7,057,829	1,176,305	5,881,524
2004	—	—	—
2005	—	—	—
2006	—	—	—
2007	—	—	—
Total	35,910,612	10,773,184	1,795,531	8,358,427
To be carried forward IB
Applied			—
To be carried forward			1,795,531
+ Added interest		3.10%	55,661
Uplift carried forward inc. interest			1,851,192

Appendix 2

Endeavour Energy Norge AS
C/o Arntzen de Besche Advokatfirma AS
Post Office Box 2734 Solli
NO 0204 Oslo
Telefax: + 47 23 89 40 01

If sent by fax please send original acceptance form by ordinary mail in addition.

ACCEPTANCE FORM
Must be received by Endeavour Energy Norge AS by 16.00 hrs (Norwegian time) on November 5, 2004

I,    (fill in name with capital letters) personal ID-number (“fødselsnummer”/organization number)    hereby irrevocably accept the offer from Endeavour Energy Norge AS of November 1, 2004 to purchase all of my    shares in OER Oil AS (OER) on the terms and conditions laid down in the letter from Endeavour Energy Norge AS of November 1, 2004 (Offer Letter).

My share account in the Norwegian Central Security Depository (“Verdipapirsentralen – VPS”) is:    and is managed by    (name of bank/broker).

By signing below in this form I also authorize the transfer of the title to all of my OER shares as registered in the Norwegian Central Security Depository to the account of Endeavour Energy Norge AS at closing as set out in the Offer Letter.

Payment of the cash component of the consideration can be made to my bank account no.    in    (name of bank).

The shares in Endeavour International Corporation (“Endeavour”), being the share component of the consideration, should be registered under the following name and address:

(name and address in capital letters)

[ ] I elect to take additional Endeavour shares in lieu of the cash component as set out in Article 5 third paragraph of the Offer Letter . Please contact me in this respect. (Tick box if applicable)

Date	Signature